UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 23, 2013

Date of Report (Date of earliest event reported)

ENERGY TRANSFER EQUITY, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue

Dallas, TX 75219

(Address of principal executive offices)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 23, 2013, Energy Transfer Equity, L.P. (the “Partnership”) announced that the board of directors of its general partner has approved (i) a two-for-one split of the Partnership’s outstanding common units (the “Unit Split”), (ii) a $1 billion common unit repurchase program (the “Repurchase Program”), and (iii) the purchase of $400 million common units of Regency Energy Partners LP (“RGP”). The Unit Split will be effected by a distribution of one ETE common unit for each common unit outstanding and held by unitholders of record at the close of business on January 13, 2014. The Unit Split is expected to be completed on January 24, 2014. In the Repurchase Program, ETE common units will be repurchased in the open market at the Partnership’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements. The Partnership may commence, suspend or discontinue purchases of common units under this authorization at any time or periodically without prior notice and any common units repurchased will be canceled. Finally, the Partnership has agreed to purchase $400 million of RGP common units as part of the consideration for RGP’s approximately $1.3 billion acquisition of the midstream business of Eagle Rock Energy Partners. ETE will acquire the RGP units effective as of, and conditioned on, the closing of that transaction.

A copy of the press release announcing the Unit Split, the Repurchase Program and the purchase of the RGP common units is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated December 23, 2013.

Safe Harbor Statement

Statements contained in this report, or the exhibits to this report, that state the Partnership’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of federal securities laws. The Partnership’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Partnership has filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Equity, L.P.

	By:	LE GP, LLC, its general partner

Date: December 23, 2013		/s/ John W. McReynolds
John W. McReynolds President